SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

Charlotte Russe Holding, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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4645 Morena Boulevard

San Diego, CA 92117

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 13, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Charlotte Russe Holding, Inc., a Delaware corporation. The meeting will be held on February 13, 2008 at 9:00 a.m. local time at our corporate offices located at 4645 Morena Boulevard, San Diego, California 92117, for the following purposes:

1.	To elect directors to hold office until our 2009 Annual Meeting of Stockholders.

2.	To approve the Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan.

3.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending September 27, 2008.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is January 3, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

JENNIFER L. BOLINGER

Secretary

San Diego, California

January 14, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

The proxy statement and annual report to security holders are available on our website at http://www.charlotterusse.com.

CHARLOTTE RUSSE HOLDING, INC.

4645 Morena Boulevard

San Diego, CA 92117

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 13, 2008

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Charlotte Russe Holding, Inc., referred to as Charlotte Russe, is soliciting your proxy to vote at its 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about January 14, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on January 3, 2008 will be entitled to vote at the annual meeting. At the close of business on the record date, there were 24,979,355 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•	Election of directors to hold office until our 2009 Annual Meeting of Stockholders;

•	Approval of the Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent auditors for the fiscal year ending September 27, 2008.

How do I vote?

For the election of directors, you may either vote “For” all nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on January 3, 2008, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” the approval of the Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan and “For” the ratification of the selection of Ernst & Young LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date,

•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 4645 Morena Boulevard, San Diego, California 92117, or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by September 17, 2008 to our Corporate Secretary at 4645 Morena Boulevard, San Diego, California 92117. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us before December 1, 2008 our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. Please review our Amended and Restated Bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the presence of a quorum and the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome of the vote.

•

To be approved, the Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 24,979,355 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 12,489,678 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. Each director is to be elected at the annual meeting to serve until our 2009 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her death, resignation or removal.

There are seven nominees for director this year, consisting of Michael J. Blitzer, Paul R. Del Rossi, Mark A. Hoffman, Herbert J. Kleinberger, Leonard H. Mogil, Jennifer C. Salopek and Bernard Zeichner. Each of the nominees is currently a director of Charlotte Russe. All of the current directors were elected by our stockholders, with the exception of Messrs. Blitzer and Kleinberger who were appointed by our Board of Directors. Mr. Blitzer was recommended for election to our Board of Directors by Mr. Mogil and appointed by our Board of Directors on July 18, 2007. Mr. Kleinberger was recommended for election to our Board of Directors by Ms. Salopek and appointed by our Board of Directors on October 24, 2007.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the seven nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve. We invite all of our directors and nominees for director to attend our annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information for each nominee for director.

Name	Age	Position
Michael J. Blitzer	58	Director
Paul R. Del Rossi	65	Director
Mark A. Hoffman	58	Director, President and Chief Executive Officer
Herbert J. Kleinberger	55	Director
Leonard H. Mogil	61	Director
Jennifer C. Salopek	44	Director
Bernard Zeichner	63	Chairman of the Board

Michael J. Blitzer has served as a member of our Board of Directors since July 2007. He currently serves as a Principal of Portsmouth Partners, LLC, an advisory firm that provides operational and strategic services to private equity groups that focus on retail, wholesale and consumer industries. He has worked with a variety of companies in both apparel and accessories including Neiman Marcus Group and Liz Claiborne Inc. Mr. Blitzer spent over 30 years at Macy's and at Phillips Van Heusen Corporation in various executive merchandising positions in Women's and Menswear, Accessories and Footwear. He served as the Vice Chairman of Phillips Van Heusen Corporation until he retired in 2002. Mr. Blitzer has served on the boards of Kate Spade, LLC and LeSportsac Inc. and currently serves on the board of Modell's Sporting Goods.

Paul R. Del Rossi has served as a member of our Board of Directors since January 2000. He currently serves as Chairman and CEO for Northfork Partners, LLC, a diversified investment company. Until 2002, Mr. Del Rossi served as Chairman of General Cinema Theatres and General Cinema International. From 1983 through 1997, he was President and CEO of General Cinema Theatres. Prior to joining General Cinema, Mr. Del Rossi was Senior Vice President of the Venture Capital Group at The Boston Company.

Mark A. Hoffman has served as a member of our Board of Directors since July 2003. Mr. Hoffman was promoted to President and Chief Executive Officer in July 2003, after having served as Senior Executive Vice President and Chief Operating Officer since August 2001. From June 1999 through May 2001, Mr. Hoffman was Chief Operating Officer for Pacific Sunwear of California, Inc. From 1994 to 1999, Mr. Hoffman was employed by Claire’s Stores where he was President and Chief Operating Officer of the Claire’s Accessories business. Previously, he was President and CEO of Accessory Place from 1990 to 1994 and was Executive Vice President of Country Road Australia from 1988 to 1990. Mr. Hoffman began his retailing career in 1978 with May Department Stores, and he entered specialty retailing in 1984 at Ann Taylor where he held the position of Chief Financial Officer.

Herbert J. Kleinberger has served as a member of our Board of Directors since October 2007. He is currently a Principal in ARC Business Advisors LLC. Mr. Kleinberger was a Partner with PricewaterhouseCoopers and leader of the retail consulting practice at PricewaterhouseCoopers for 10 years until PricewaterhouseCoopers Consulting was purchased by IBM in 2002. For the past five years Mr. Kleinberger has held various positions within IBM's Global Business Services group including Store Practice Leader and most recently, Global Retail Strategy Leader.

Leonard H. Mogil has served as member of our Board of Directors since August 2001. Mr. Mogil joined Phillips-Van Heusen Corporation in 1989 and held executive positions until his retirement in August 2001 from the position of Group Executive Vice President of Retail Operations. Prior to joining Phillips-Van Heusen, Mr. Mogil held executive positions at various commercial and retail organizations, including Gertz Department Stores, Block’s Department Stores and Joske’s of Texas. He began his professional career at the accounting firm of Touche Ross & Co. where he became a Certified Public Accountant.

Jennifer C. Salopek has served as a member of our Board of Directors since February 2006. She currently serves as a Principal with ARC Business Advisors, LLC, a New York City based firm that provides strategic advisory services to businesses and investors in the apparel, retail and consumer industries. Prior to co-founding this firm in 2005, she was Executive Vice President with Tommy Hilfiger Corporation from 2004 to 2005. Previously, Mr. Salopek served as Partner with PriceWaterhouseCoopers Consulting and its successor, IBM Business Consulting Services, during her tenure from 1999 to 2004, and she served as Vice President of Strategic Planning and subsequently Senior Vice President of Retail for Calvin Klein from 1994 to 1999. She began her career in 1983 at Price Waterhouse, where she became a Certified Public Accountant, and worked for their Management Horizons retail consulting practice from 1989 to 1994.

Bernard Zeichner has served as a member of our Board of Directors since September 1996. Mr. Zeichner currently serves as Chairman of the Board of Directors, and was our President from May 1996 to June 2001 and our Chief Executive Officer from September 1996 to July 2003. Prior to joining the Company, he was President of the retail division of Guess? from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske’s of Texas, a department store chain

Executive Officers

The names and business experience of our executive officers who are not also directors are set forth below.

Name	Age	Position
Patricia K. Johnson	50	Executive Vice President, Chief Financial Officer and Treasurer
Patricia A. Shields	39	Executive Vice President, General Merchandise Manager
Edward Wong	51	Executive Vice President, Chief Supply Chain Officer

Patricia K. Johnson has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2007. Prior to joining us, Ms. Johnson served as Executive Vice President and Chief Financial Officer

of the Old Navy division of Gap, Inc. from 2003 to 2007. From 1998 to 2003 she was employed by Kohl’s Corporation, a department store chain where she served as Chief Financial Officer from 2001 to 2003. From 1995 to 1998 Ms. Johnson held the positions of Vice President, Finance and Controller, for The Disney Store, Inc., a mall-based specialty retail chain. Her previous positions include various financial and administrative leadership roles in the restaurant industry. Ms. Johnson is a Certified Public Accountant.

Patricia A. Shields was promoted to our Executive Vice President, General Merchandise Manager in August 2006 after having formerly served as our Senior Vice President for Charlotte Russe Apparel since August 2005. Prior to joining us, she was a Divisional Merchandise Manager at Mervyn’s, a California-based department store chain which operated over 250 stores during 2005. Previously, Ms. Shields was employed by Gap, Inc., from 2001 to 2005, as a lead buyer and rising to Divisional Merchandise Manager in the Old Navy division. Prior to serving as divisional merchandiser for Victoria’s Secret from 1999 to 2001, Ms. Shields worked for Gap, Inc., in various merchandising roles from 1996 to 1999. She began her retail career in 1990 at the Macy’s East department store chain.

Edward Wong was promoted to our Executive Vice President, Chief Supply Chain Officer in June 2006 after having joined us as our Vice President of Information Systems in December 2003 and following his promotion to Senior Vice President of Supply Chain and Systems in June 2004. From 2002 through 2003, Mr. Wong was Executive Vice President of Supply Chain Technologies for Factory2-U, a retailer which operated over 420 stores. Previously, Mr. Wong was employed by ProfitLogic, a provider of markdown optimization systems, from 2001 to 2002 where he was Vice President of Solution Design. He began his retail career in 1979 at the Sears department store chain and served in various positions at Macy’s, Mervyn’s, Gap, Eddie Bauer and Gymboree.

Independence of the Board of Directors and its Committees

As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board of Director’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Charlotte Russe, our senior management and our independent auditors, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Zeichner, the Chairman of the Board, and Mr. Hoffman, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following is a description of each current committee and its functions.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.charlotterusse.com. The Audit Committee met eight times during the fiscal year ended September 29,

2007 and currently consists of Messrs. Kleinberger and Mogil and Ms. Salopek, with Mr. Mogil serving as chair of the Audit Committee. The functions of the Audit Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	evaluating the performance of and assessing the qualifications of our independent auditors;

•	monitoring the rotation of partners of our independent auditors on our audit engagement team;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal controls over financial reporting;

•	reviewing and approving transactions between Charlotte Russe and any related persons; and

•

reviewing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Our Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. In making this determination, our Board of Directors made a qualitative assessment of each member’s level of knowledge and experience based on a number of factors, including his or her formal education and prior work experience.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Charlotte Russe under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The purpose of the Audit Committee is to assist the Board in its general oversight of, among other things: our financial reporting and the integrity of our financial statements and related financial information; our internal control environment, systems and performance; the qualifications and independence of the independent accountants; and the performance of the independent accountants.

In carrying out these responsibilities, the Audit Committee, among other things: oversees the preparation of our annual and quarterly financial statements by management and reviews with management and the independent accountants, prior to issuance, the information to be released and our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; oversees the work of the independent accountants, including appointment, reviewing the scope of audit services, approving all audit and non-audit services and fees to be paid, evaluating performance, and confirming independence; and oversees management's implementation and maintenance of effective systems of internal and disclosure controls, including review of the processes with respect to the certifications by our Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by Charlotte Russe with the SEC, the internal auditing plans and programs and our policies relating to legal and regulatory compliance.

The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee. The members of the Audit Committee are currently Messrs. Kleinberger and Mogil and Ms. Salopek. The Board has determined that all members of the Audit Committee are independent and financial experts within the meaning of the applicable NASDAQ listing standards.

Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent accountants are responsible for annually performing an audit of our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. In addition, the independent accountants conduct quarterly reviews of our financial statements.

The Audit Committee reviews with the independent accountants the scope of their services, the results of their audits and reviews, their evaluation of our internal controls, and the overall quality of our financial reporting. The independent accountants also periodically update the Audit Committee about new accounting developments and their potential impact on our reporting. The Audit Committee meets regularly with the independent accountants without management present. The Audit Committee also meets regularly with management without the independent accountants present, and discusses management’s evaluation of the independent accountants’ performance. The Audit Committee is not, however, employed by us, nor does it provide any expert assurance or professional certification regarding our financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the independent accountants.

With respect to fiscal year 2007, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee has reviewed and discussed with management its process for preparing its report on its assessment of the internal control over financial reporting, and at regular intervals received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. The Audit Committee discussed and reviewed with the independent accountants their audit of internal control over financial reporting and the overall scope, plan and results of the independent accountants’ examination of the financial statements.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence. The Audit Committee also discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 29, 2007 for filing with the SEC. The Audit Committee also approved the selection of the independent accountants and the Board concurred in such authorization.

Audit Committee

Leonard H. Mogil, Chairman

Herbert J. Kleinberger

Jennifer C. Salopek

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.charlotterusse.com. The Compensation Committee met five times during the fiscal year ended September 29, 2007 and currently consists of Messrs. Blitzer, Del Rossi and Kleinberger, with Mr. Del Rossi serving as Chair of the Compensation Committee. The functions of the Compensation Committee include, among other things:

•	recommending to our Board of Directors the compensation and other terms of employment of our Chief Executive Officer;

•

reviewing and approving the compensation and other terms of employment of our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to board members;

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements; and

•	reviewing with management our Compensation Discussion and Analysis and considering whether to recommend that it be included in our proxy statements and other filings.

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and other representatives of executive management. During each meeting, the Compensation Committee meets in executive session, however, various members of executive management and outside consultants may be invited to make presentations or provide information and advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not be present or participate in any deliberations of the Compensation Committee regarding his compensation. The Chief Executive Officer does, however, participate in the discussions of compensation for the other executive officers. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee also has the primary authority to review, at least annually, and recommend to the Board of Directors all compensation for our non-employee directors in connection with their service on our Board of Directors.

Also under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. The Compensation Committee has delegated authority to the Chief Executive Officer, Mr. Hoffman, to grant, without any further action required by the Compensation Committee, stock options to our employees who are not designated as executive officers for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, based on guidelines that were reviewed and approved by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-executive employees, particularly new employees, within specified limits approved by the Compensation Committee. Typically, as part of its oversight function, the Compensation

Committee will review on a periodic basis the list of grants made by Mr. Hoffman. During the fiscal year ended September 29, 2007, Mr. Hoffman exercised his authority to grant options to purchase an aggregate of 47,800 shares to non-officer employees.

Historically, the Compensation Committee has made significant adjustments to current fiscal year annual compensation, determined equity awards and established new performance objectives at one or more meetings held during the fourth quarter of the previous fiscal year. The Committee determines bonus awards for the previous fiscal year during meetings held during the first quarter of the current year. The Compensation Committee will also consider matters related to the individual compensation of executive officers, including compensation for new executive hires, as well as new trends and plans and approaches to compensation at appropriate meetings throughout the year. Generally, the Compensation Committee’s process comprises three related elements: the consideration and approval of bonuses for past periods; the determination of compensation levels; and the establishment of performance objectives for the current or ensuing year. The Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer. As a part of its deliberations, the Compensation Committee may review and consider materials such as our stock performance data, financial reports and projections, operational data, company-wide compensation data and recommendations from our compensation consultants, including analyses of executive compensation paid at peer group companies.

The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Messrs. Blitzer, Del Rossi and Kleinberger. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Charlotte Russe under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended September 29, 2007.

Compensation Committee

Paul R. Del Rossi, Chairman

Michael J. Blitzer

Herbert J. Kleinberger

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on our website at http://www.charlotterusse.com. The Nominating and Corporate Governance Committee met three times during the fiscal year ended September 29, 2007 and currently consists of Ms. Salopek and Mr. Del Rossi with Ms. Salopek serving as chair of the Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee include, among other things:

•	developing and maintaining a current list of the functional needs and qualifications of members of our Board of Directors;

•	evaluating director performance on the Board of Directors and applicable committees of the Board of Directors and determining whether continued service on our Board of Directors is appropriate;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	developing, reviewing and amending a set of corporate governance policies and principles, including a code of ethics;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•

recommending to our Board of Directors the establishment of such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Charlotte Russe, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering at least 120 days prior to the anniversary date of the mailing of the proxy statement for our last annual meeting of stockholders a written recommendation to the Nominating and Corporate Governance Committee at the following address: 4645 Morena Boulevard, San Diego, California 92117. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, neither we nor the Nominating and Corporate Governance Committee has received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met seven times during the fiscal year ended September 29, 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a process by which our stockholders may communicate with the Board or individual directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Chairman of the Board at our corporate offices at 4645 Morena Boulevard, San Diego, California 92117. Each communication should set forth the name and address of the Charlotte Russe stockholder on whose behalf the communication is sent, and the number of shares of our common stock that are owned beneficially by such stockholder as of the date of the communication. We reserve the right to modify this communication process at any time, and any such modification will be made available on our website at http://www.charlotterusse.com.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees and a Code of Ethics for Financial Employees that applies to our Chief Executive Officer and employees serving in a finance, accounting or investor relations capacity. The Code of Business Conduct and Ethics and the Code of Ethics for Financial Employees are available on our website at http://www.charlotterusse.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL 2

APPROVAL OF THE CHARLOTTE RUSSE HOLDING, INC. EXECUTIVE PERFORMANCE-BASED INCENTIVE PLAN

We are requesting that the stockholders approve the Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan, or the Performance Plan.

The Compensation Committee of the Board of Directors originally approved the terms of the Performance Plan in December 2007.

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation such as Charlotte Russe for compensation paid to certain executive officers in a taxable year to the extent that compensation received by each such executive officer exceeds $1 million. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. If approved by our stockholders, compensation paid pursuant to the Performance Plan will qualify as performance-based compensation.

The Board of Directors believes that the Performance Plan benefits stockholders by linking a portion of executive compensation to Charlotte Russe’s performance. In addition, the Performance Plan provides a vehicle to pay performance-based compensation to a select group of executive officers and other key employees who might become executive officers. The compensation to such individuals pursuant to the terms and conditions of the Performance Plan will avoid the deduction limitation imposed by Section 162(m) of the Internal Revenue Code. Upon approval by our stockholders, Charlotte Russe may grant performance-based compensation under the Performance Plan to eligible participants until the first annual meeting of stockholders that occurs in 2013 (at which time re-approval of the Performance Plan by our stockholders will be required).

To be approved, the Performance Plan must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. Should our stockholders fail to approve the Performance Plan at the Annual Meeting, any performance-based awards granted subject to stockholder approval prior to the date of the Annual Meeting will be cancelled.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PERFORMANCE PLAN.

The material terms of the Performance Plan are summarized below. This summary, however, does not purport to be a complete description of the Performance Plan. The Performance Plan has been filed with the SEC as an appendix to this Proxy Statement and may be accessed from the SEC’s website at http://www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Performance Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to our Corporate Secretary at Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, California 92117.

Purpose

The purposes of the Performance Plan are to increase stockholder value and the success of Charlotte Russe by attracting, retaining and motivating selected Performance Plan participants to achieve our financial and business goals. The Performance Plan is structured to pay cash bonuses as well as restricted stock granted under our 1999 Equity Incentive Plan, or 1999 Plan, in accordance with the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Administration

The Performance Plan is administered by the Compensation Committee of the Board of Directors. All questions of interpretation are determined by the Compensation Committee and its decisions are final and binding on all participants.

Duration

The Performance Plan will remain effective until the first annual meeting of stockholders that occurs in 2013, unless terminated earlier by the Compensation Committee or the Board of Directors. All compensation paid under the Performance Plan is subject to approval of the Performance Plan by our stockholders.

Participation

Our executive officers (that is, Charlotte Russe’s officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended) and other key employees of Charlotte Russe, who in the opinion of the Compensation Committee may become executive officers or who otherwise may make comparable contributions to Charlotte Russe, are eligible to participate in the Performance Plan. At the beginning of each performance period, the Compensation Committee designates which eligible employees will participate in the Performance Plan for such performance period. Participation is generally on an annual basis, and participation in one year does not ensure participation in future years. In fiscal year 2008, four executive officers were designated to participate in the Performance Plan. No amounts were paid to our named executive officers for fiscal year 2007.

Plan Operation

Under the Performance Plan, the Compensation Committee will establish and approve target cash bonus amounts for each participant and/or grant restricted stock covering a targeted number of shares of our common stock for each performance period. Typically a performance period will be a fiscal year. The Compensation Committee will also establish performance metrics and objectives for the performance period based on the business criteria discussed below. Actual performance relative to those objectives determines to what extent the target cash bonus amount is paid and/or shares subject to the restricted stock vest for such performance period.

Business Criteria on which the Performance Goals are Based

The Performance Plan sets forth a number of business criteria, any one or more of which may be selected by the Compensation Committee as the basis for determining incentive compensation under the Performance Plan that may become payable to a participant for a particular fiscal year. The criteria are:

•	Total stockholder return goals.

•	Sales targets.

•	Revenue targets.

•	Return on assets.

•	Expense and cost reduction goals or improvement in or attainment of expense levels.

•	Earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether on an aggregate or per share basis.

•	Return on equity, investment, capital employed or assets.

•	Inventory levels or turns.

•	One or more operating ratios, including operating margin, operating income, net operating income and net operating income after tax.

•	Market share.

•	Cash flow or operating cash flow.

•	Increase in the trading price of our common stock above the trading price at the time the criteria are established.

•	Any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Compensation Committee.

All criteria that are based on Charlotte Russe’s audited financial statements may be modified by the Compensation Committee at the time the specific criteria are selected to take into consideration one or more of the following: (a) changes in tax law or accounting principles that become effective during the performance period; (b) extraordinary, unusual or infrequently occurring events; (c) the disposition of a business or significant assets; (d) gains or losses from all or certain claims and/or litigation and insurance recoveries; (e) the impact of impairment of intangible assets; (f) restructuring activities; (g) the impact of investments or acquisitions; and/or (h) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Compensation Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m) of the Internal Revenue Code, including by establishing the targets at a time when the performance relative to such targets is substantially uncertain. Moreover, partial achievement of specific criteria may result in the payment or vesting corresponding to the degree of achievement as specified by an award.

Award Payment

Following the close of each performance period, the Compensation Committee will determine whether the established performance metrics were attained and determine what amount will be paid or vest with respect to each participant. The Performance Plan, however, gives the Compensation Committee the right to reduce the amount paid or the amount vested based on any individual or Charlotte Russe performance factors deemed relevant by the Compensation Committee, including subjective or discretionary criteria. The Performance Plan does not permit the Compensation Committee to increase such payment above the actual determined amount. Such payment or vesting will occur within thirty days of the receipt of Charlotte Russe’s audited financial statements for the applicable performance period and certification by the Compensation Committee that the performance and other criteria for payment have been satisfied. The Compensation Committee has the discretion to settle awards in cash or shares of our common stock. Payroll and other taxes will be withheld as required by law.

The Compensation Committee may defer the payment of awards or any portion thereof to Performance Plan participants to the extent necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Internal Revenue Code. In addition, the Compensation Committee may permit Performance Plan participants to defer receipt of the payment or vesting of awards that would otherwise be delivered to a participant to the extent permitted by the tax rules relating to deferred compensation.

Plan Limitations

A minimum amount of zero may be paid. The maximum amount that may be paid to any participant in any fiscal year is (a) $2.5 million in cash and (b) restricted stock covering 200,000 shares of our common stock. It is anticipated that actual amounts to any participant will be significantly less than these maximums. For example, for fiscal 2008 for our Chief Executive Officer, the maximum cash amount payable upon achievement of all performance-based goals is $735,000, and he was granted performance-based restricted stock covering 24,000 shares of our common stock. Please see “Compensation Discussion and Analysis” for more details.

Termination of Employment

Participants who terminate employment for any reason other than death or disability during any performance period will receive no payment under the Performance Plan for such performance period. Participants who die or become totally and permanently disabled during any performance period will receive prorated payments or vesting under the Performance Plan based on the number of whole months of employment completed during the performance period. Participants who terminate employment for any reason after the close of the performance period, but before the distribution of payments under the Performance Plan, will be paid all amounts otherwise payable were the participant still an employee.

Federal Income Tax Consequences

All amounts paid pursuant to the Performance Plan are taxable as ordinary income to the participants when paid. Charlotte Russe may avoid any deduction limitation imposed by Section 162(m) of the Internal Revenue Code by paying performance-based compensation pursuant to the terms and conditions of the Performance Plan. Accordingly, compensation attributable to cash bonuses and awards of restricted stock paid under the Performance Plan will qualify as performance-based compensation, provided that: (a) such awards are granted by our Compensation Committee; (b) each award is granted or vests only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain; (c) the Compensation Committee certifies in writing prior to the grant or vesting of the award that the performance goal has been satisfied; and (d) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

Amendment and Termination of the Performance Plan

The Compensation Committee or the Board of Directors may suspend, discontinue or amend the Performance Plan at any time and for any reason.

Other Compensation

The Performance Plan is not the exclusive means of compensating executive officers. The executive officers have and will continue to receive other compensation, including, for example, salary, bonuses, benefits, stock options, and restricted stock which may be granted outside of the Performance Plan.

Payments Under the Performance Plan

No amounts were paid to our named executive officers under the Performance Plan in fiscal year 2007.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent auditors for the fiscal year ending September 27, 2008. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Charlotte Russe and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST &YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2008.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended September 29, 2007 and September 30, 2006. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	September 29, 2007	September 30, 2006
Audit Fees (1)	$708,040	$778,981
Audit-related Fees	—	—
Tax Fees (2)	15,229	12,000
All Other Fees	—	—

Total Fees	$723,269	$790,981

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.
(2)	Represents fees for preparation of the Puerto Rico tax return.

Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee or its delegate pre-approved all of the audit and non-audit services provided by our independent auditors in fiscal 2006 and 2007.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the Ernst & Young LLP’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of January 3, 2008 by: (i) each of our nominees for director, (ii) each of our named executive officers, (iii) all of our directors, nominees and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D, 13G or, to the extent more recent, 13F, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 24,979,355 shares outstanding on January 3, 2008, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on March 3, 2008, which is 60 days after January 3, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Fidelity Management & Research (2)	1,585,400	6.3%
Barclays Global Investors (3)	1,289,016	5.1%
Mark A. Hoffman (4)	146,000	*
Edward Wong (5)	46,561	*
Patricia A. Shields (6)	30,000	*
Patricia K. Johnson (7)	19,000	*
Leonard H. Mogil (8)	18,700	*
Bernard Zeichner (9)	15,000	*
Paul R. Del Rossi (10)	14,300
Jennifer C. Salopek (11)	10,100	*
Michael J. Blitzer (12)	1,458	*
Herbert J. Kleinberger (13)	833	*
Daniel T. Carter (14)	—	*
All directors, nominees and executive officers as a group (11 persons) (15)	301,952	1.2%

*	Less than one percent.
(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, California 92117.
(2)	The address for Fidelity Management & Research is 82 Devonshire Street Boston, MA 02109.
(3)	The address for Barclays Global Investors is 45 Fremont Street San Francisco, CA 94105.
(4)	Includes 74,000 shares of common stock subject to options exercisable within 60 days of January 3, 2008 and 42,000 shares of unvested restricted shares of common stock.
(5)	Includes 31,000 shares of common stock subject to options exercisable within 60 days of January 3, 2008 and 12,000 shares of unvested restricted shares of common stock.
(6)	Includes 15,000 shares of common stock subject to options exercisable within 60 days of January 3, 2008, and 14,000 shares of unvested restricted shares of common stock.
(7)	Includes 14,000 shares of unvested restricted shares of common stock.
(8)	Includes 17,700 shares of common stock subject to options exercisable within 60 days of January 3, 2008.
(9)	Includes 15,000 shares of common stock subject to options exercisable within 60 days of January 3, 2008.

(10)	Includes 12,800 shares of common stock subject to options exercisable within 60 days of January 3, 2008.
(11)	Includes 10,100 shares of common stock subject to options exercisable within 60 days of January 3, 2008.
(12)	Includes 1,458 shares of common stock subject to options exercisable within 60 days of January 3, 2008.
(13)	Includes 833 shares of common stock subject to options exercisable within 60 days of January 3, 2008.
(14)	Mr. Carter resigned in May 2007.
(15)	Includes 177,891 shares of common stock subject to options exercisable within 60 days of January 3, 2008 and 82,000 unvested restricted shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 29, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with as required by the SEC regulations.

DIRECTOR COMPENSATION

We provide each of our non-employee directors’ cash compensation in the form of an annual retainer of $20,000. In addition, the chairperson of the Audit Committee receives an additional annual retainer of $4,000, and the chairperson of the Compensation Committee receives an additional annual retainer of $3,000. Each non-employee director also receives $1,000 for each in-person Board of Directors meeting attended, and $500 for each telephonic Board of Directors meeting attended. In addition, each member of the Audit Committee receives $2,000 for each in-person Audit Committee meeting attended, and $500 for each telephonic Audit Committee meeting attended, and each member of the Compensation Committee receives $1,000 for each in-person Compensation Committee meeting attended, and $500 for each telephonic Compensation Committee meeting attended. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board and for educational expenses that are related to duties as our directors. Any non-employee director may waive his or her director fees. All fees are paid quarterly and expenses are reimbursed as incurred.

Each of our non-employee directors also receives stock option grants under our 1999 Plan. Any non-employee director may waive his or her director stock options. Options granted to our non-employee directors under the 1999 Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code. Each person who becomes a non-employee director receives an initial option grant to purchase 10,000 shares of our common stock upon his or her election or appointment. These grants are referred to as initial grants. In addition, each non-employee directors receives an annual option grant to purchase 5,000 shares of our common stock upon the date of each of our annual meetings of stockholders. These grants are referred to as annual grants.

The exercise price of the options granted to our non-employee directors is equal to 100% of the fair market value of the common stock on the date of grant. Initial grants vest in equal monthly installments over a four-year period following the date of grant. Annual grants are fully vested on the date of grant. In the event of a change in our control, all initial and annual grants become vested in full and fully exercisable. The term of initial and annual grants may not exceed ten years.

There is no other form of compensation provided to the Board of Directors.

If a non-employee director’s service relationship with us, or any affiliate of ours, ceases for any reason other than cause, the non-employee director, or his or her beneficiary in the event of death, may exercise any vested options up to 12 months after the date of cessation of service.

The Compensation Committee and our Board of Directors, as part of our ongoing review of our general compensation practices, are currently in the process of reviewing our director compensation policies with assistance from independent third party compensation consultants and we anticipate making revisions to those policies in fiscal 2008 as a result of that review.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the fiscal year ended September 29, 2007 to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(3)	Total ($)
Michael J. Blitzer (4)	9,500	15,494	24,994
Paul R. Del Rossi	38,500	55,547	94,047
Alan W. Karp (5)	—	—	—
Leonard H. Mogil	40,500	80,701	121,201
Mark J. Rivers (6)	30,000	59,236	89,236
Jennifer C. Salopek	39,000	76,701	115,701

(1)	The amounts shown are the compensation cost recognized by us in fiscal 2007 related to grants of stock options made during fiscal 2007 and in prior years that continued to vest during fiscal 2007, as prescribed under Financial Accounting Standard Board Statement No. 123R, or SFAS No. 123R. For a discussion of valuation assumptions, see Note 3, “Stock-Based Compensation,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended September 29, 2007.
(2)	The following table sets forth the full grant date fair value of each option award granted in fiscal 2007 that is reported in this column, as calculated under SFAS No. 123R. For a discussion of valuation assumptions, see Note 3, “Stock-Based Compensation,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended September 29, 2007.

Name	Date of Option Awards	Number of Shares of Stock Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($)
Michael J. Blitzer	7/18/07	10,000	23.50	95,090
Paul R. Del Rossi	2/14/07	5,300	29.75	55,547
Alan W. Karp	—	—	—	—
Leonard H. Mogil	2/14/07	7,700	29.75	80,701
Mark J. Rivers	2/14/07	4,300	29.75	45,067
Jennifer C. Salopek	2/14/07	5,100	29.75	53,451

(3)	The aggregate number of shares subject to option awards as of September 29, 2007 was 10,000, 12,800, 17,700, 14,300 and 15,100 for Mr. Blitzer, Mr. Del Rossi, Mr. Mogil, Mr. Rivers and Ms. Salopek, respectively.
(4)	Mr. Blitzer joined our Board of Directors in July 2007.
(5)	Mr. Karp resigned from the Board of Directors in July 2007. Mr. Karp waived all directors’ fees in 2007.
(6)	Mr. Rivers resigned from the Board of Directors in October 2007. As of that date he had 14,300 vested options, which may be exercised up to 12 months after the date of cessation of his service on the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Governance

Our compensation program is overseen by the Compensation Committee. The primary purpose of the Compensation Committee is to act on behalf of our Board of Directors in overseeing our compensation policies, plans and programs and determining the compensation to be paid to our executive officers. The Compensation Committee charter describes in greater detail the full responsibilities of the Compensation Committee and is available on our website at http://www.charlotterusse.com. The members of the Compensation Committee are currently Messrs. Blitzer, Del Rossi and Kleinberger, with Mr. Del Rossi serving as Chair of the Compensation Committee. The Board has determined that all members of the Compensation Committee are independent within the meaning of the applicable NASDAQ listing standards.

Overall Compensation Philosophy

We are engaged in the highly competitive retail industry. To compete and succeed in our business, we believe it is critical that we are able to attract, motivate and retain highly qualified executives. The primary goal of our compensation program has been to align the interests of our executive officers with the interests of our stockholders. Our compensation program ties total compensation to performance that enhances stockholder value and provides both rewards for outstanding company performance and clear financial implications for underperformance. We have strived to apply a consistent philosophy for all executive officers. Historically, the Compensation Committee was guided by the following general principles:

•

align the goals of our executive officers with the goals of our stockholders by creating and enhancing stockholder value through the accomplishment of corporate performance goals and by providing executive officers with long-term incentives through equity ownership;

•

provide total compensation that enables us to compete with companies in the retail apparel industry for similarly sized companies in order to attract and retain high-caliber candidates on a long-term basis; and

•	align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.

For fiscal 2007, our compensation structure for executive officers consisted of a combination of base salary, incentive compensation and equity compensation (typically, stock option awards). Executive officers were also entitled to participate in benefit plans generally available to all full-time employees.

During fiscal 2007, the Compensation Committee and the Board of Directors conducted an extended review and analysis of our senior management compensation program. The decision to review the program took into account evolving practices at other companies in the retail apparel industry, as well as our desire to design more specific measurements for executive compensation and to strengthen the relationship of executive compensation to the growth of stockholder value. We engaged ECG Advisors, or ECG, a national executive compensation and governance consulting firm, to assist in the review of our compensation practices. ECG provided a written report to the Compensation Committee in August 2007 and provided further input and advice as the Compensation Committee and the Board of Directors continued its consideration of our executive compensation program. ECG’s input encompassed all elements of compensation and served as a factor in the Compensation Committee’s decisions to recommend the program.

ECG assisted the Compensation Committee in identifying the compensation practices of an 11-company peer group that was used for comparison purposes, consisting of Aeropostale, bebe, Buckle, Guess?, Hot Topic, J. Crew, Pacific Sunwear, Skechers, Tween Brands, Urban Outfitters and Wet Seal. The relative position of Charlotte Russe in terms of annual revenues to the peer group was an important factor in setting the salary levels and incentive pay programs for our executive officers. The Compensation Committee examined each element of executive compensation to determine if the criteria set for each element and the mix of the elements were consistent with competitive norms for a company of our size and complexity in our industry. The Compensation Committee also reviewed our Chief Executive Officer’s compensation relative to the compensation of our executive vice presidents to determine if we were consistent with competitive norms. Further, the Compensation Committee reviewed the prevalence and nature of long-term equity-related incentives in our peer group and identified the increased usage of restricted stock grants as an element of long-term incentives. ECG has provided no other services to Charlotte Russe and has no other relationship or engagements with Charlotte Russe or any member of our Board of Directors.

As a result of this review, in December 2007, our Board of Directors adopted the Charlotte Russe Holding, Inc. Executive Officer Compensation Program, or the Program, effective for fiscal 2008 and thereafter, and the Performance Plan under which the Program is carried out. The purpose of the Program is to implement the compensation philosophy as outlined below. The Program is focused on “pay for performance” and accountability. It provides specific targets for annual base salaries for our executive officers and provides specific incentive payments for different levels of performance. The Program specifically was designed around the following criteria:

•	attract, motivate and retain a talented executive team to continually maximize stockholder value;

•	align interests of executives with those of stockholders;

•	target salaries at the median of the pay market; and

•	provide above-market incentive payments for above-market performance.

Our discussion below includes both our historical compensation practices, as well as our expectations with respect to future compensation practices due to the implementation of the Program for fiscal 2008 and thereafter.

Elements of Executive Compensation

In fiscal 2007, our compensation structure for executive officers consisted of a combination of cash compensation (base salary and annual incentive bonus) and equity compensation (typically, stock options). Pursuant to the Program, for fiscal 2008 and thereafter, the equity compensation component will include both restricted stock grants as well as stock options. Executive officers are also entitled to participate in benefit plans generally available to all full-time employees.

Cash Compensation—Base Salary. Base salary is intended to help attract and retain employees by providing a portion of compensation that is not “at risk.” As a general matter, we establish an initial base salary for each executive officer through negotiation at the time the executive officer is hired, taking into account the executive officer’s qualifications, and experience. Our philosophy has been, and continues to be under the Program, to target salaries at the median of the pay market. We utilize independent compensation survey data for comparable companies in the retail apparel industry, as discussed above.

The base salaries of executives have historically been reviewed annually at various times of the year. Beginning in fiscal 2008, all executive officer’s base salaries will be approved by the Board of Directors or the Compensation Committee on an annual basis at or near the beginning of each fiscal year and shall be effective as of the first day of the applicable fiscal year. As warranted, salaries are adjusted to reflect prevailing salary practices as determined through analysis of independent compensation survey data for comparable companies in the retail apparel industry as discussed above, as well as an individual’s performance against objectives and his or her anticipated contribution to the overall future success of the company.

During fiscal 2007, the salaries of certain executives were increased. The base salaries for Mr. Hoffman, Ms. Shields and Mr. Wong were increased from $636,964, $325,000 and $300,000 to $700,000, $400,000 and

$350,000 respectfully. The Compensation Committee set Mr. Hoffman’s base salary within the range of salary that is competitive for similar positions in comparable companies in the retail apparel industry, based in part on a review of industry salary surveys and other publicly available information. The Compensation Committee used the median of the range of base salaries for comparable companies as a target for Mr. Hoffman’s base salary level, and adjusted this amount based on his experience, tenure, performance and level of equity ownership in Charlotte Russ. The increases for Ms. Shields and Mr. Wong were based upon an analysis of the executives’ performance during the prior fiscal year. Fiscal 2007 base salary information for our named executive officers is detailed in the Summary Compensation Table.

The Compensation Committee met in September 2007 to consider base salaries for its executive officers for fiscal 2008. Based upon a number of criteria, including our performance in fiscal 2007 and the new guidelines in the Program, the Board of Directors approved the following base salaries for our named executive officers for fiscal 2008.

Named Executive Officer	Title	Base Salary ($)
Bernard Zeichner	Chairman of the Board	50,000
Mark A. Hoffman	President and Chief Executive Officer	735,000
Patricia K. Johnson	Executive Vice President, Chief Financial Officer and Treasurer	405,000
Patricia A. Shields	Executive Vice President, General Merchandise Manager	405,000
Edward Wong	Executive Vice President, Chief Supply Chain Manager	355,000

Cash Compensation—Annual Incentive Bonus. We design our annual incentive bonuses to make a significant portion of our executive officer’s compensation “at risk,” to align the goals of our executive officers with the goals of our stockholders and to attract high-caliber executives. We may award annual incentive bonuses equal to a percentage of base salary to motivate and reward executive officers based upon our achievement of corporate performance goals. Corporate performance goals are established annually by the Compensation Committee and reflect high priority corporate objectives. Our Chief Executive Officer recommends to the Compensation Committee which executive officers will be eligible for an annual incentive bonus. We believe using corporate performance goals to determine annual incentive bonuses establishes a direct link between executive officer compensation and our corporate performance.

In November 2006, the Compensation Committee approved an annual incentive bonus program for the fiscal year ending September 29, 2007. The program provided for the payment of cash bonuses that were contingent upon, and calculated by reference to, our achievement of specified EBITDA (earnings before interest, taxes, depreciation and amortization) targets established by the Compensation Committee for the fiscal year. In February 2007, the Board of Directors, based upon the recommendation of the Compensation Committee, approved three specific EBITDA targets that, if accomplished, would pay a performance bonus equal to 50%, 75% or 100% for the Chief Executive Officer and 25%, 50% or 80% for the Executive Vice Presidents. In addition, the Board approved a fourth target of 125% of annual base salary for the Chief Executive Officer. The payout of the bonuses was based solely upon the achievement of the EBITDA targets. In October 2007, the Compensation Committee reviewed the achievement of the EBITDA targets for fiscal 2007 discussed above. Based on that review, no fiscal 2007 annual incentive bonuses were paid to our named executive officers, with the exception of a $100,000 payment to Ms. Johnson that was paid pursuant to bonus obligations for fiscal 2007 contained in her employment agreement.

Pursuant to the new Program, future annual incentive bonuses for each fiscal year shall be approved by the Board or the Compensation Committee on an annual basis following the completion of such fiscal year and shall be calculated as a percentage of each executive officer’s base salary for such fiscal year. Although Mr. Zeichner is one of our named executive officers, he has a separate employment agreement that governs his compensation and is not a participant in the Program. His compensation is outlined below in the section titled “Chairman of the Board Compensation.”

For each fiscal year, 70% of the annual incentive bonus shall be a financial component based upon our achievement of operating income goals approved by the Board or the Compensation Committee, in their sole discretion, at the beginning of such fiscal year that correspond to the minimum, midpoint and maximum percentages of each executive officer’s base salary as set forth below.

	Percentage of Base Salary
Name	Minimum	Midpoint	Maximum
Mark A. Hoffman	50%	75%	100%
Patricia K. Johnson	25%	50%	80%
Patricia A. Shields	25%	50%	80%
Edward Wong	25%	50%	80%

The actual percentage of base salary for each executive shall be determined by the Board or the Compensation Committee, in their sole discretion, and may vary from the percentages set forth above. The financial component shall be determined by multiplying 70% of the executive officer’s base salary by the applicable percentage of base salary that corresponds to the operating income goal achieved. Notwithstanding the foregoing, no financial component shall be paid if the operating income goal for the minimum percentage of base salary is not achieved.

For each fiscal year, 30% of the annual incentive bonus shall be based upon the achievement of non-financial corporate and individual performance goals for the subject fiscal year approved by the Board or the Compensation Committee, in their sole discretion, at the beginning of such fiscal year. The Board or the Compensation Committee shall also approve a floor operating income goal for such fiscal year that must be achieved as a condition to any non-financial bonus component being paid. The non-financial bonus component shall be determined by multiplying 30% of the executive officer’s base salary by (i) the applicable percentage of base salary that corresponds to the operating income goal achieved (provided that the minimum percentage of base salary shall be used in the event the operating income goal achieved is equal to or greater than the floor operating income goal and equal to or less than the minimum percentage of base salary operating income goal) and (ii) the percentage of the non-financial corporate and individual performance goals actually achieved, as determined by the Board or the Compensation Committee, in their sole discretion. No non-financial bonus component shall be paid if the floor operating income goal is not achieved.

Equity Compensation. We have historically provided equity compensation to our executive officers in the form of stock options. We use stock options to align the goals of our executive officers with the goals of our stockholders by creating and enhancing long-term stockholder value. As the exercise price per share of options we grant to our executive officers is equal to the fair market value of our common stock on the date of grant, the options will only produce value if the price of our stock appreciates, thereby directly linking the interests of our executive officers with those of stockholders.

For fiscal year 2007 and prior, the shares subject to the stock options vested in equal annual installments over a five year period from the date of grant. The stock options expire ten years for the effective date of the grant. In determining the amount of stock options granted to an executive officer, the Compensation Committee takes into account the anticipated contributions by such executive officer in helping us achieve our strategic goals and objectives, and periodically evaluates independent equity compensation survey data as discussed above.

Stock option grants made during 2007 to our named executives are reflected in the Grants of Plan-Based Awards. All outstanding share option awards as of September 29, 2007 are reflected on Outstanding Option Awards Table.

We have modified the equity compensation component of executive compensation for fiscal years 2008 and thereafter. Pursuant to the Program, the Black-Scholes value of each executive officer’s total equity compensation for each fiscal year will be approximately equal to a percentage of such executive officer’s base salary for that fiscal year. This percentage is referred to as the Target Value and will be approved by the Board or the Compensation Committee on an annual basis prior to the beginning of such fiscal year.

The table below sets forth guidelines for determining the Target Value for each executive officer’s total equity compensation. As mentioned above, while our Chairman, Mr. Zeichner, is one of our named executive officers, he is not included in the Program.

	Percentage of Base Salary
Name	Minimum	Midpoint	Maximum
Mark A. Hoffman	75%	125%	200%
Patricia K. Johnson	50%	75%	125%
Patricia A. Shields	50%	75%	125%
Edward Wong	50%	75%	125%

The actual Target Value for each executive officer will be determined by the Board or the Compensation Committee, in their sole discretion, and may vary from the percentages set forth above based on prior years’ corporate and individual performance.

For each fiscal year, the equity compensation component will be divided into three elements as follows:

•

30% of the Target Value will be in the form of a stock option approved prior to, and effective as of, the first business day of the fiscal year and subject to vesting in equal annual installments over a three-year period from the date of grant;

•

30% of the Target Value will be in the form of time-based restricted stock grants approved prior to, and effective as of, the first business day of the fiscal year and subject to vesting in equal annual installments over a three-year period from the date of grant; and

•	40% of the Target Value will be in the form of performance-based restricted stock grants with the following award criteria:

Three-Year Total Stockholder Return, Charlotte Russe v. Peer Group (1)	Percentage Vested at Third Anniversary of the Date of Grant (2)
Less than the 25th Percentile	0%
25th Percentile	33 1/3%
50th Percentile	66 2/3%
75th Percentile or Greater	100%

(1)	The Three-Year Total Stockholder Return for any three consecutive fiscal years is defined as the change in market valuation from the first day of the first such fiscal year through the last day of the third such fiscal year, as determined in good faith by the Board or the Compensation Committee. For example, for fiscal 2008, the Three-Year Total Stockholder Return shall be measured from the first day of the granted pursuant to the Plan, approved prior to, and effective as of, the first business day of the fiscal year and subject to performance-based vesting over a three-year period from the date of grant as set forth in the table below: fiscal 2008 through the last day of fiscal 2010. For each fiscal year, Three-Year Total Stockholder Returns shall be calculated for each member of the applicable peer group and Charlotte Russe will be given a percentile ranking.
(2)	Percentage vested for Three-Year Total Stockholder Returns between the 25th and 75th percentile will be calculated on a linear scale from 33 1/3% to 100%.

In September 2007 the Board, based on the recommendation of the Compensation Committee, approved the following fiscal 2008 stock option grants (with an exercise price of $15.40 per share), time-based restricted stock grants and performance-based restricted stock grants, effective as of October 1, 2007, to the named executive officers as follows.

Named Executive Officer	Title	Stock Options (#)	Time-Based Restricted Stock Grant (#)	Performance- Based Rest. Stock Grant (#)
Mark A. Hoffman	President and Chief Executive Officer	41,000	18,000	24,000
Patricia K. Johnson	Executive Vice President, Chief Financial Officer and Treasurer	13,500	6,000	8,000
Patricia A. Shields	Executive Vice President, General Merchandise Manager	13,500	6,000	8,000
Edward Wong	Executive Vice President, Chief Supply Chain Manager	12,000	5,000	7,000

Chairman of the Board Compensation

Mr. Zeichner is our Chairman of the Board and an employee of the company. He has an employment agreement which sets forth the terms and conditions of his employment and is more fully described below under the heading “Employment and Change in Control Agreements.”

Other Benefits

Severance and Change in Control Payments. We have entered into employment agreements containing severance benefits and change in control agreements with certain of our executive officers, the terms of which are described under the headings “Employment and Change in Control Agreements” and “Potential Payments Upon Termination or Change in Control”. We believe these severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Employee Stock Purchase Plan. We have adopted an Employee Stock Purchase Plan, or the Purchase Plan, that allows all eligible employees to purchase shares of our common stock at the lower of: (i) 85% of the fair market value on the first day of a six month offering period; or (ii) 85% of the fair market value on the last date of such six-month purchase period, with the objective of allowing employees to profit when the value of our common stock increases over time.

Retirement Benefit Program. We have adopted a retirement benefit program to provide certain of our executive officers with post-retirement medical insurance coverage in order to retain their services as executive officers. Messrs. Zeichner and Hoffman are eligible to participate in the Retirement Program upon their retirement subject to being at least 60 years of age and having provided us with at least five years of prior continuous service.

Upon retirement, each of the participants shall receive the following retirement benefits:

(i)	medical insurance coverage for the participant and his spouse, if any (referred to as the Covered Individuals) commensurate with that being provided by us at the time of retirement of the Participant, in each case until such time as the Covered Individual qualifies for medical insurance coverage under Medicare; and

(ii)	at the time the Covered Individual qualifies for medical insurance coverage under Medicare, supplemental medical insurance coverage for the Covered Individual such that the aggregate medical insurance coverage provided is commensurate with that being provided by us to the Covered Individual at the time of retirement of the participant, in each case until the Covered Individual’s death.

Other Benefits. We provide benefits such as an opportunity to participate in our 401(k) savings/retirement plan, medical, dental and life insurance and disability coverage to all our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including our executive officers, which are comparable to those provided at similar companies.

Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to any of our named executive officers unless such compensation is treated as “performance-based compensation” within the meaning of the Internal Revenue Code. The Compensation Committee considers the anticipated tax treatment to Charlotte Russe and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend on the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee’s control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that, other than in connection with the Performance Program, it will not necessarily seek to limit executive compensation to that deductible under Section 162(m). The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Charlotte Russe and its stockholders.

Summary Compensation Table (1)

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year 2007 to our Chief Executive Officer, Chief Financial Officer, each of our other three most highly compensated executive officers earning greater than $100,000 during the fiscal year ended September 29, 2007 and one former executive officer who resigned during the fiscal year. We refer to these officers in this proxy statement as the “named executive officers”.

Name and Principal Position	Fiscal Year	Salary ($) (2)	Bonus ($) (3)	Option Awards ($) (4)	All Other Compensation ($)	Total ($)
Bernard Zeichner (5) Chairman of the Board	2007	90,385	—	84,416	72,444	247,245

Mark A. Hoffman (6) President and Chief Executive Officer	2007	697,565	—	700,791	60,185	1,458,541

Daniel T. Carter (7) Executive Vice President and Chief Financial Officer and Treasurer	2007	263,133	—	340,214	105,630	708,977

Patricia K. Johnson (8) Executive Vice President and Chief Financial Officer and Treasurer	2007	130,769	100,000	140,639	—	371,408

Patricia A. Shields (9) Executive Vice President, General Merchandise Manager	2007	336,539	—	265,086	92,898	694,523

Edward Wong (10) Executive Vice President, Chief Supply Chain Officer	2007	313,462	—	259,690	4,058	577,210

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named executive officer which do not exceed $10,000 in the aggregate.
(2)	The amounts shown represent base salaries on an annualized basis, with the exception of Ms. Johnson, whose salary reflects a pro-rata amount earned based on her initial date of employment of May 21, 2007.
(3)	Ms. Johnson’s bonus was paid pursuant to bonus obligations for fiscal 2007 contained in her employment agreement.
(4)	The amounts shown are the compensation cost recognized by us in fiscal 2007 related to awards of stock options made during fiscal 2007 and in prior years that continued to vest during fiscal 2007, as prescribed under SFAS No. 123R. For a discussion of valuation assumptions, see Note 3, “Stock-Based Compensation,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended September 29, 2007. Please refer to the “Compensation Discussion and Analysis” for further details regarding equity incentive compensation for our executive officers.
(5)	All other compensation amounts represent (i) life insurance premium reimbursement of $23,942, (ii) value of an automobile leased by us for Mr. Zeichner’s use of $22,761, (iii) reimbursement for personal income tax impact of these items of $24,837 and (iv) contributions made by us on behalf of Mr. Zeichner to our 401(k) Plan of $904.
(6)	All other compensation amounts represent (i) life insurance premium reimbursement of $25,000, (ii) automobile allowance of $15,000, (iii) reimbursement for personal income tax impact of these items of $17,372 and (iv) contributions made by us on behalf of Mr. Hoffman to our 401(k) Plan of $2,813.
(7)	Mr. Carter resigned in May 2007. All other compensation amounts represent severance of $104,000 and contributions made by us on behalf of Mr. Carter to our 401(k) Plan of $1,630.
(8)	Ms. Johnson began her employment with us in May 2007.

(9)	All other compensation represents (i) relocation costs of $62,411; (ii) reimbursement for the personal income tax impact of that item was $26,747, and (iii) contributions made by us on behalf of Ms. Shields to our 401(k) Plan and other items of $3,740.
(10)	All other compensation amounts represent contributions made by us on behalf of Mr. Wong to our 401(k) Plan and other compensation of $4,058.

Employment and Change in Control Agreements

We entered into an employment agreement with Mr. Zeichner dated August 31, 2003 and amended on December 21, 2006 that remains effective for one year and is automatically extended for successive one year terms until terminated by either party. Under the terms of the employment agreement, Mr. Zeichner has agreed to serve as the Chairman of the Board and to perform such executive-level duties as assigned by Charlotte Russe or our Board of Directors. Mr. Zeichner receives an annual base salary of $50,000 effective as of January 1, 2007. Mr. Zeichner is also eligible for an annual incentive bonus and certain medical and other benefits for the term of the agreement. The incentive bonus is determined at the discretion of our Board of Directors. If Mr. Zeichner’s employment is terminated without cause or Mr. Zeichner resigns his position as a consequence of material breach of the employment agreement, he will be entitled to one year of his base salary at the time of termination, payable in 12 equal monthly installments.

We entered into an employment agreement with Mr. Hoffman dated July 9, 2003 and amended August 31, 2005, February 14, 2007 and January 4, 2008. The employment agreement remains effective until the last day of our 2009 fiscal year and provides for an annual base salary of $735,000, retroactive to September 30, 2007 and subject to an annual increase of 5% for each fiscal year during the term of the agreement commencing in fiscal 2009. The agreement also provides for the payment of an annual cash performance bonus in accordance with the Program. If Mr. Hoffman’s employment is terminated for a reason other than cause, he is entitled to 12 months of continued payment of his annual base salary in effect at the time of termination, provided certain conditions are met and subject to reduction due to interim earnings during the severance period or cessation in the event of obtaining new employment of equal or higher compensation prior to the end of the severance period.

We entered into an employment letter agreement with Ms. Johnson in May 2007 that provides for an annual base salary of $400,000, subject to adjustment. The agreement also provides for Ms. Johnson to participate in our executive bonus program for fiscal 2007, which provides for the payment of cash bonuses to certain employees that are contingent upon, and calculated by reference to, our achievement of specified EBITDA (earnings before interest, taxes, depreciation and amortization) targets established by the Compensation Committee of our Board of Directors and guaranteed a minimum bonus of $100,000 for fiscal 2007 that must be repaid in the event she voluntarily resigns within 12 months of her commencement of employment. Ms. Johnson will also be reimbursed for moving-related expenses up to $150,000 (and eligible to receive an additional tax gross-up payment to the extent such reimbursement is taxable), and costs related to temporary housing in San Diego for three months from the commencement of her employment, provided that such expenses and costs must be repaid in the event Ms. Johnson voluntarily resigns within 12 months of her commencement of employment. If Ms. Johnson’s employment is terminated for a reason other than cause, she is entitled to 12 months of continued payment of her annual base salary in effect at the time of termination, provided certain conditions are met and subject to reduction due to interim earnings during the severance period or cessation in the event of obtaining new employment of equal or higher compensation prior to the end of the severance period.

We entered into “at-will” employment agreements with Mr. Wong and Ms. Shields dated August 10, 2005 and August 11, 2006, respectively, under which Mr. Wong and Ms. Shields would receive annual base salaries, as adjusted, of $300,000 and $325,000, respectively. Mr. Wong and Ms. Shields are eligible for annual bonuses as determined by our Board of Directors in its sole discretion based upon each executive’s achievement and our achievement of annual performance goals. Mr. Wong and Ms. Shields would also be eligible to participate in all benefit and welfare plans made generally available to our senior management executives. If the employment of Mr. Wong or Ms. Shields was terminated for a reason other than cause, as defined in each executive’s employment agreements, Mr. Wong and Ms. Shields would be entitled to 12 months of severance benefits, provided certain conditions were met and subject to reduction in the event of obtaining new employment of equal or higher compensation prior to the end of the severance period.

In December 2006 we announced that Mr. Carter had indicated that he intended to resign from his position of Executive Vice President, Chief Financial Officer and Treasurer by the end of June 2007 in order to pursue other opportunities within the private sector. We entered into a letter agreement with Mr. Carter dated December 5, 2006 that superseded Mr. Carter’s employment agreement and set forth the terms of his provision of transition services to us until his employment terminated. The letter agreement also set forth that Mr. Carter’s employment with us would terminate on the earlier of June 30, 2007 or the date on which a new Chief Financial Officer commenced employment with us, provided that Mr. Carter could have elected to extend his employment with us until September 29, 2007 under certain circumstances. Mr. Carter continued to receive an annual base salary of $338,000 during the remainder of his employment with us, but was not eligible for an annual bonus for fiscal year 2007. In addition, upon the termination of his employment and subject to certain conditions, Mr. Carter received separation pay equal to his base salary and reimbursement for specified health insurance premiums for a six month period following the date his employment terminated. Mr. Carter resigned in May 2007 and the terms of his agreement were executed as outlined above.

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments to our named executive officers upon various termination or change in control events assuming such events occurred as of September 29, 2007.

Name	Benefit	Termination Without Cause (1) ($)
Bernard Zeichner (2)	Cash Severance	50,000
	Benefits Continuation	101,000
Mark A. Hoffman	Cash Severance	735,000
Patricia K. Johnson	Cash Severance	405,000
Patricia A. Shields	Cash Severance	405,000
Edward Wong	Cash Severance	355,000

(1)	The amounts reflected in the column for cash severance would be paid over a 12-month period.
(2)	The continuation of benefits relates to the medical plan retirement benefit that is discussed in the benefits section. There have been no benefits paid from this program as of the end of Fiscal 2007. The valuation of the benefit is based on the net present value of the estimated payments to be made over the estimated life of the recipients and a discount rate of 5.85%. The annual rates of increase of the cost of health benefits is assumed to be 8.0% for fiscal 2008, decreasing 0.5% per year thereafter to 5.5% in fiscal 2014 and subsequent fiscal years.

Grants of Plan Based Awards

We grant stock options to our executive officers under the 1999 Plan. As of January 3, 2008, options to purchase a total of 1,331,409 shares were outstanding under the 1999 Plan and a preceding plan, and a total of 689,750 shares remained available for grant under the 1999 Plan. All stock options granted to our named executive officers are non-qualified stock options. Generally, for fiscal year 2007 and prior, the shares subject to options vest in equal yearly installments over a five-year period following the date of grant. Options expire ten years from the date of grant. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant. Pursuant to the 1999 Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on the date of the grant.

In November 2006, the Compensation Committee approved an executive bonus program for the fiscal year ending September 29, 2007 that provides for the payment of cash bonuses to certain employees that are contingent upon, and calculated by reference to, our achievement of specified EBITDA (earnings before interest, taxes, depreciation and amortization) targets established by the compensation committee of our board of directors for the fiscal year. The bonuses earned under the program are paid each year upon completion of our annual audit of the results of operations for the previous year by our independent auditors.

The following table provides information related to grants of plan-based awards to the named executive officers during the fiscal year ended September 29, 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Bernard Zeichner	—	—	—	—	—	—	—
Mark A. Hoffman	—	350,000	525,000	875,000	—	—	—
Daniel T. Carter	—	—	—	—	—	—	—
Patricia K. Johnson (2)	6/01/07	100,000	200,000	320,000	80,000	28.52	1,026,035
Patricia A. Shields	—	100,000	200,000	320,000	—	—	—
Edward Wong	—	87,500	175,000	280,000	—	—	—

(1)	The amounts represent the threshold, target and maximum payments under the executive bonus plan approved in November 2006 for fiscal year 2007. The actual amount earned is disclosed in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.
(2)	Per her employment agreement, Ms. Johnson would receive an annual cash performance bonus equal to $100,000 or $320,000 dependent on Charlotte Russe meeting minimum or maximum EBITDA targets, respectively, provided that she would be guaranteed a minimum bonus of $100,000 for fiscal 2007. Ms. Johnson was paid a $100,000 bonus pursuant to the minimum bonus obligations for fiscal 2007 contained in her employment agreement.
(3)	This column sets forth the full grant date fair value of each option award granted in fiscal 2007 that is reported in this column, as calculated under SFAS No. 123R. For a discussion of valuation assumptions, see Note 3, “Stock-Based Compensation,” to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended September 29, 2007.

Outstanding Equity Awards at Fiscal Year-End Table (1)

The following table provides information regarding all outstanding equity awards held by each of the named executive officers as of September 29, 2007.

Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price	Option Expiration Date
Bernard Zeichner	11/29/05	—	15,000	$18.47	11/29/15

Mark A. Hoffman	9/26/02	4,000	—	10.18	9/26/12
	7/9/03	30,000	30,000	11.38	7/9/13
	8/9/05	20,000	60,000	14.35	8/9/15
	9/21/06	20,000	80,000	25.89	9/21/16

Daniel T. Carter	—	—	—	—	—

Patricia K. Johnson	6/1/07	—	80,000	28.52	6/1/17

Patricia A. Shields	8/22/05	3,000	9,000	13.40	8/22/15
	8/9/06	12,000	48,000	25.57	8/9/16

Edward Wong	12/11/03	2,000	4,000	14.10	12/11/13
	2/4/05	6,000	9,000	10.57	2/4/15
	8/9/05	8,000	12,000	14.35	8/9/15
	8/9/06	10,000	40,000	25.57	8/9/16

(1)	Each of the option awards vest in equal yearly installments over five years from the date of grant.

Option Exercises and Stock Vested

The following table provides information regarding the number of shares of our common stock acquired and the value realized pursuant to the exercise of stock options during fiscal year 2007 by each of our named executive officers.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1) ($)
Bernard Zeichner	15,000	196,596
Mark A. Hoffman	199,000	2,085,154
Daniel T. Carter	85,000	1,423,308
Patricia K. Johnson	—	—
Patricia A. Shields	3,000	48,805
Edward Wong	—	—

(1)	The value realized is equal to the difference between the option price and the closing price of our common stock on the date of the exercise, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transact

Pension, Deferred Compensation and Long-Term Incentive Plans

We have no pension plans, nonqualified deferred compensation plans or long-term incentive plans.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Charlotte Russe’s preference to avoid related party transactions.

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC rules and NASDAQ listing standards. A related party transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which Charlotte Russe is a participant and in which any of the following persons has or will have a direct or indirect interest: any executive officer, director, or more than 5% stockholder of Charlotte Russe, including any of their immediate family members, and any entity owned or controlled by such persons.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics and Code of Ethics for Financial Employees. Under our Code of Business Conduct and Ethics and Code of Ethics for Financial Employees, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

CERTAIN TRANSACTIONS

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of Charlotte Russe will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, California 92117, Attn: Corporate Secretary, or contact Ms. Bolinger at (858) 587-1500. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jennifer L. Bolinger

Secretary

San Diego, California

January 14, 2008

A copy of our Annual Report on Form 10-K for the fiscal year ended September 29, 2007 filed with the SEC is available without charge upon written request to: Charlotte Russe Holding, Inc., 4645 Morena Boulevard, San Diego, California 92117, Attn: Corporate Secretary.

Appendix A

CHARLOTTE RUSSE HOLDING, INC.

EXECUTIVE PERFORMANCE-BASED INCENTIVE PLAN

Adopted effective September 30, 2007

Subject to Approval by the Company’s Stockholders: February     , 2008

SECTION 1—PURPOSE.

This Charlotte Russe Holding, Inc. Executive Performance-Based Incentive Plan (the “Plan”) provides for incentive compensation to selected executive officers and key employees of the Company or any affiliated entity. The Plan is intended to increase stockholder value and the success of the Company by attracting, retaining and motivating selected Participants to achieve the Company’s objectives. The Plan goals are to be achieved by providing such Participants with performance awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of awards under the Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m). Capitalized terms not defined herein shall have the meaning provided in Section 18.

SECTION 2—ADMINISTRATION.

The Plan shall be administered by the Committee consisting of at least two outside directors of the Company who satisfy the requirements of Section 162(m). The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan, and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. The Committee shall determine the beginning and ending dates for each performance period. Unless otherwise determined by the Committee, the performance period shall correspond to the Company’s fiscal year. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as “performance-based compensation” within the meaning of Section 162(m). All decisions, determinations, and interpretations by the Committee shall be final and binding on the Company and all Participants.

SECTION 3—SELECTION OF PARTICIPANTS.

The executive officers of the Company as well as those other key employees of the Company who, in the opinion of the Committee, may become executive officers of the Company or who otherwise may make comparable contributions to the Company, shall be eligible to participate in the Plan. For each performance period, the Committee may designate from among those employees who are eligible to participate in the Plan those employees who shall participate in the Plan for such performance period.

SECTION 4—ESTABLISHING PERFORMANCE OBJECTIVES.

During or prior to the earlier of: (i) the first 90 days of each performance period, or (ii) the first 25% of such performance period, the Committee shall establish one or more performance objectives, at least one of which shall be based on a stockholder-approved business criterion. The Committee shall have discretion to establish objectives that are not based on stockholder-approved business criteria, including objectives the achievement of which may require subjective assessments by the Committee. Notwithstanding the foregoing, the maximum possible payout under an Award shall be based solely on stockholder-approved business criteria. The use of non-stockholder-approved business criteria shall be used solely to reduce an Award. The stockholder-approved business criteria are as follows:

•	Total stockholder return goals;

•	Sales targets;

•	Revenue targets;

•	Return on assets;

•	Expense and cost reduction goals or improvement in or attainment of expense levels;

•	Earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether on an aggregate or per share basis;

•	Return on equity, investment, capital employed or assets;

•	Inventory levels or turns;

•	One or more operating ratios, including operating margin, operating income, net operating income and net operating income after tax;

•	Market share;

•	Cash flow or operating cash flow;

•	Increase in the trading price of the Company’s stock above the trading price at the time the criteria is established; and

•	Any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Committee.

All criteria that are based on the Company’s audited financial statements may be modified by the Committee at the time the specific criteria are selected to take into consideration one or more of the following: (i) changes in tax law or accounting principles that become effective during the performance period; (ii) extraordinary, unusual or infrequently occurring events; (iii) the disposition of a business or significant assets; (iv) gains or losses from all or certain claims and/or litigation and insurance recoveries; (v) the impact of impairment of intangible assets; (vi) restructuring activities; (vii) the impact of investments or acquisitions; and/or (viii) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of “performance-based compensation” for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in an Award.

SECTION 5—GRANTING AWARDS.

During or prior to the earlier of: (i) the first 90 days of each performance period, or (ii) the first 25% of such performance period, the Committee shall establish for each Participant in the Plan: (i) a target Cash Award expressed as a percentage of eligible salary for that performance period, and/or (ii) a Stock Award covering a targeted number of shares of Common Stock. Unless otherwise determined by the Committee, eligible salary for the Cash Award shall be annual base salary determined at the time the Committee establishes the Cash Award, excluding pay for disability, overtime, bonuses, sick pay and other reimbursements and allowances. Notwithstanding the foregoing, no Participant shall receive, in any fiscal year, either: (i) a Cash Award that exceeds $2,500,000, or (ii) a Stock Award covering more than 200,000 shares of Common Stock.

The Committee will establish a payout schedule for a Cash Award and a vesting schedule for a Stock Award, in each case, based upon the extent to which the Company performance objectives and/or other performance objectives are or are not achieved or exceeded. Pursuant to Section 4, entitlement to an Award shall be based solely on stockholder-approved business criteria; however, non-stockholder-approved criteria may be used to reduce the amount of an Award payable to one or more Participants.

SECTION 6—DETERMINING PAYOUTS UNDER AWARDS.

No later than 30 days after the receipt by the Committee of the audited financial statements for a performance period, the Committee shall determine whether the established performance objectives for each

Participant in the Plan were achieved. The Committee shall have discretion to reduce final Awards from the target specified for that Award depending on (i) the extent to which the Company performance objective(s) is either exceeded or not met, and (ii) the extent to which other objectives, e.g. subsidiary, division, department, unit or other performance objectives are attained. The Committee shall have full discretion to reduce individual final Awards based on individual performance as it considers appropriate in the circumstances, and may apply subjective, discretionary criteria for this purpose. The Committee shall not have discretion to increase Awards for the performance period.

SECTION 7—TERMINATION OF EMPLOYMENT.

Participants whose employment by the Company is terminated for any reason other than death or disability during any performance period will receive no payment or vesting under the Plan for such performance period. Participants who die or become totally and permanently disabled during any performance period will receive prorated payments or vesting under the Plan based on the number of whole months of employment completed during the performance period. Participants whose employment by the Company is terminated for any reason after the close of the performance period but before the distribution of payments or vesting under the Plan will be paid or will vest in all amounts applicable under this Plan for such performance period.

SECTION 8—TIME OF AND PAYMENT OF AWARDS.

Payment or vesting of Awards shall be made within 30 days following the later of (i) the receipt by the Committee of the audited financial statements for the applicable performance period or (ii) the certification by the Committee that the performance and other criteria for payment have been satisfied (the “Certification Date”). The Committee shall have the discretion to pay Awards in the form of (i) cash, (ii) shares of Common Stock, or (iii) a combination of the foregoing. Payroll and other taxes shall be withheld as determined by the Company.

Notwithstanding the foregoing, the Committee, in its sole discretion, may defer the payment of Awards, or any portion thereof, to Participants as the Committee determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit Participants to defer receipt of the payment or vesting of Awards that would otherwise be delivered to a Participant. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which shall comply with the requirements of Section 409A of the Code and the regulations and other guidance thereunder.

Shares of Common Stock issued directly or to satisfy Stock Awards shall be issued pursuant to the 1999 Equity Incentive Plan, unless otherwise determined by the Committee.

SECTION 9—DEATH.

Any Award remaining unpaid, in whole or in part, at the death of a Participant shall be paid or delivered to the Participant’s legal representative or to a beneficiary designated by the Participant in accordance with the rules established by the Committee.

SECTION 10—NO RIGHT TO EMPLOYMENT OR AWARD.

No person shall have any claim or right to receive an Award, and selection to participate in the Plan shall not confer upon any employee any right with respect to continued employment by the Company or continued participation in the Plan. Furthermore, the Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a Participant free from any liability or claim for benefits pursuant to the Plan, except as provided under this Plan or other written plan adopted by the Company or written agreement between the Company and the Participant.

SECTION 11—DISCRETION OF COMPANY, BOARD OF DIRECTORS AND COMMITTEE.

Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation or effect of the Plan shall be within the absolute discretion of the Company, the Board, or the Committee, as the case may be, and shall be conclusive and binding upon all persons. To the maximum extent possible, no member of the Committee shall have any liability for actions taken or omitted under the Plan by such member or any other person.

SECTION 12—NO FUNDING OF PLAN.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former participant shall be no greater than those of a general unsecured creditor or stockholder of the Company, as the case may be.

SECTION 13—NON-TRANSFERABILITY OF BENEFITS AND INTERESTS.

Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former participant. This Section 13 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

SECTION 14—GOVERNING LAW.

All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

SECTION 15—NON-EXCLUSIVITY.

The Plan does not limit the authority of the Company, the Board or the Committee, or any current or future subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, other than that specifically prohibited herein.

SECTION 16—SECTION 162(M) CONDITIONS; BIFURCATION OF PLAN.

It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as “performance-based compensation” under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

SECTION 17—AMENDMENT OR TERMINATION.

The Board and the Committee each reserves the right at any time to make any changes in the Plan as it may consider desirable or may suspend, discontinue or terminate the Plan at any time. Unless terminated earlier, the Plan shall continue until the first Annual Meeting of Stockholders that occurs in 2013.

SECTION 18—DEFINITIONS.

“Award” means, with respect to a Participant, either a Cash Award or Stock Award.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean a potential award of cash awarded pursuant to Section 5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the committee of the Board that has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Charlotte Russe Holding, Inc., a Delaware corporation.

“Participant” shall mean an executive officer or key employee of the Company or an affiliated entity, selected by the Committee to participate in the Plan in accordance with Section 3.

“Stock Award” shall mean the potential award of restricted stock or restricted stock units covering shares of Common Stock awarded pursuant to Section 5.

“Section 162(m)” shall mean Section 162(m) of the Code.

Charlotte Russe Holding, Inc., a Delaware corporation

By:	/s/ Mark A. Hoffman
Name: Mark A. Hoffman Its: President and Chief Executive Officer

By:	/s/ Jennifer L. Bolinger
Name: Jennifer L. Bolinger Its: Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CHARLOTTE RUSSE HOLDING, INC.

The undersigned hereby appoints Mark A. Hoffman and Patricia K. Johnson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Charlotte Russe Holding, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held February 13, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR” THE PROPOSALS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Items 1, 2, and 3.

Mark Here for Address Change or Comments ☐

ITEM 1. Election of Directors		FOR	WITHHELD
Nominees:			FOR ALL
01	Michael J. Blitzer	☐	☐
02	Paul R. Del Rossi
03	Mark A. Hoffman
04	Herbert J. Kleinberger
05	Leonard H. Mogil
06	Jennifer C. Salopek
07	Bernard Zeichner
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

ITEM 2. APPROVAL OF THE CHARLOTTE RUSSE HOLDING, INC. EXECUTIVE PERFORMANCE-BASED INCENTIVE PLAH				FOR	AGAINST	ABSTAIN
				☐	☐	☐

ITEM 3. RATIFICATION OF INDEPENDENT AUDITORS				FOR	AGAINST	ABSTAIN
				☐	☐	☐
WILL ATTEND
				If you plan to attend the Annual Meeting, please mark the WILL ATTEND box			☐

Signature Date:
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE